Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Sprint Corporation:
We consent to the incorporation by reference in the registration statement No. 333-202170 on Form S-3 and Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Corporation of our report dated October 21, 2013, except as to Note 17, which is as of June 18, 2014, with respect to the consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity of Sprint Communications, Inc. (formerly Sprint Nextel Corporation) and subsidiaries (the Predecessor Company) for the 191 day period ended July 10, 2013 and the year ended December 31, 2012, which report appears in the March 31, 2015 annual report on Form 10-K of Sprint Corporation.
Sprint Communications, Inc. adopted accounting guidance regarding the testing indefinite-lived intangible assets for impairment in 2012.
/s/ KPMG LLP
Kansas City, Missouri
May 26, 2015